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April 15, 2025

DGI Investment Trust

Oriental Center

254 Muñoz Rivera Avenue, 10th Floor

San Juan, Puerto Rico 00918

Re: Form N-1A Registration Statement

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “Investment Company Act”), of an unlimited number of units of beneficial interest designated as “Class A Withholding Shares,” “Class A Non-Withholding Shares,” “Class I Withholding Shares,” and “Class I Non-Withholding Shares,” (collectively, the “Shares”) of DGI U.S. Government Money Market Fund (the “Fund”), a series of DGI Investment Trust (the “Trust”), a trust organized and existing under the laws of the Commonwealth of Puerto Rico, pursuant to the Trust’s registration statement on Form N-1A (Securities Act File No. 333-252816; Investment Company Act File No. 811-23637) filed with the Securities and Exchange Commission (the “Commission”) on February 5, 2021, as amended on the date hereof pursuant to Post-Effective Amendment No. 8 under the Securities Act and Amendment No. 10 under the Investment Company Act (collectively, the “Registration Statement”), we, as Puerto Rico counsel to the Trust, have examined such documents, records, resolutions, and other instruments, and such questions of law, as we have considered necessary or appropriate for the purpose of this opinion. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain records, resolutions or other documents of the Trust, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Trust or any of its officers or representatives, and we express no opinion thereon.

Based upon the foregoing, we are of the opinion that the Shares of the Fund proposed to be sold pursuant to the Registration Statement, as made effective by the Commission, when sold in accordance with the resolutions of the Board of Trustees of the Trust and with the terms of the Registration Statement and the requirements of applicable laws, and delivered by the Trust against receipt of the net asset value per share of the Fund, as described in the Registration Statement, will be legally issued, fully paid and non-assessable.

This opinion merely constitutes an expression of our reasoned professional judgment regarding the matters of law addressed herein and neither is intended nor should it be construed as a prediction or guarantee that any court or other public or governmental authority will reach any particular result or conclusion as to the matters of law addressed herein. This opinion is limited to the laws of the Commonwealth of Puerto Rico in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should any such laws be changed by legislative action, judicial decision or otherwise.

Popular Center 19th Floor 208 Ponce de León Ave. San Juan, PR 00918

DGI Investment Trust

April 15, 2025

We do not purport to be experts in, or to render any opinions with respect to, the laws of any state or jurisdiction other than the laws of the Commonwealth of Puerto Rico.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Counsel” in the Statement of Additional Information contained in the Registration Statement in connection with the continuous offering of the Shares of the Fund. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Respectfully,

/s/ Pietrantoni Mendez & Alvarez LLC